EXHIBIT 99.1

DISH and  T-Mobile Expand Network Services Partnership

LITTLETON, Colo. and BELLEVUE, Wash., June 21, 2022 — DISH Network (NASDAQ:DISH) and T-Mobile (NASDAQ:TMUS) signed an amendment to the 2020 Master Network Services Agreement (MNSA) that provides customers of DISH’s retail wireless brands, including Boost Mobile, access to T-Mobile’s nationwide 5G network.

The amendment, which will become effective upon approval by the United States Department of Justice, incorporates financial and operational changes, including improved pricing and enhanced roaming solutions for DISH 5G customers in consideration of an annual minimum revenue commitment through the remaining term of the MNSA.

“We are pleased to have reached new terms with T-Mobile that provide DISH with the ability to be more competitive and to meet our customers’ evolving needs,” said John Swieringa, president and COO, DISH Wireless. “DISH’s 5G network now covers more than 20 percent of the U.S. population, and this amendment gives our customers enhanced access to nationwide coverage and in-market roaming while we continue to deploy our own 5G network.”

“T-Mobile is building a national, Ultra Capacity 5G network with unprecedented capacity, which has put us in a unique position to support partners like DISH,” said Mike Katz, chief marketing officer, T-Mobile. “While DISH customers will benefit from our network, this deal also locks in a multi-billion dollar revenue commitment for our business. It’s a win-win.”

DISH is committed to providing competition in the wireless market as the nation's fourth facilities-based carrier and the company will continue to expand coverage of DISH’s 5G network.

The Term Sheet will not be effective unless it is approved by the DOJ by August 14, 2022.

###

EXHIBIT 99.1

About DISH Network:

DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming SLING TV services. In 2020, the company became a nationwide U.S. wireless carrier through the acquisition of Boost Mobile. DISH continues to innovate in wireless, building the nation's first virtualized, O-RAN 5G broadband network. DISH Network Corporation (NASDAQ: DISH) is a Fortune 200 company.

About T Mobile:

T-Mobile U.S. Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 5G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that create competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: https://www.t-mobile.com.

Media Contacts:

T-Mobile US, Inc. Media Relations

MediaRelations@t-mobile.com

Meredith Diers

DISH

Meredith.Diers@dish.com